Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

AGILETHOUGHT, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	2,016,129	$4.385	$8,840,725.67	0.00011020	$974.25
		Total Offering Amounts				$8,840,725.67		$974.25
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$974.25

(1)	This registration statement covers the resale by MC Agent, LLC (“MC Agent”) of up to 2,016,129 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that were issued pursuant to the equity issuance agreement, dated as of December 28, 2021, by and between Monroe Capital Management Advisors, LLC and the registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of Class A Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s Class A Common Stock on February 10, 2023, as reported on the Nasdaq Capital Market.